Exhibit 5.1
Laura A. Berezin
T: (650) 843-5128
F: (650) 849-7400
berezinla@cooley.com

June 20, 2007

Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, CA 94608
Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Onyx Pharmaceuticals, Inc. (the “Company”), of up to 7,590,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), including up to 990,000 shares that may be sold pursuant to the exercise of an over-allotment option, pursuant to the Automatic Shelf Registration Statement on Form S-3ASR, No. 333-143825, originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on June 18, 2007 (the “Registration Statement”), the related Prospectus, dated as of June 18, 2007, and the related Prospectus Supplement, dated as of June 20, 2007, filed with the Commission pursuant to Rule 424 under the Act. All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus and Prospectus Supplement.
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus and Prospectus Supplement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Prospectus Supplement.
This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,
COOLEY GODWARD KRONISH llp

By:	/s/ Laura A. Berezin

Laura A. Berezin
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM